Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
May 8, 2014		212-460-4111

CON EDISON REPORTS 2014 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2014 first quarter net income for common stock of $361 million or $1.23 a share compared with $192 million or $0.66 a share in 2013. Earnings from ongoing operations, which exclude the effects of its lease in/lease out (LILO) transactions and the net mark-to-market effects of the competitive energy businesses (CEBs), were $343 million or $1.17 a share in 2014 compared with $316 million or $1.08 a share in 2013.

“First quarter financial results were in line with expectations, and our new rate plans provide stability for customers and certainty for shareholders,” said President and CEO John McAvoy. “Our employees performed admirably during a colder-than-normal winter that adversely affected customers’ energy supply costs. We continue to implement storm hardening improvements. We also are continuing to help residents and businesses affected by the tragic gas explosion in East Harlem, while working with the National Transportation Safety Board to determine the cause.”

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three months ended March 31, 2014 and 2013.

	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2014	2013	2014	2013

Reported earnings per share and net income for common stock – GAAP basis (basic)	$1.23	$0.66	$361	$192

Add: LILO transactions (a)	(0.02)	0.51	(7)	150

Less: Net mark-to-market effects of the CEBs (b)	0.04	0.09	11	26

Earnings from ongoing operations – non-GAAP	$1.17	$1.08	$343	$316

(a)	In January 2013, a court disallowed tax losses claimed by Con Edison relating to Con Edison Development’s LILO transactions. For the three months ended March 31, 2014 and 2013, respectively, the impact of the LILO transactions on earnings was a $7 million (after taxes of $6 million) benefit due primarily to lower than previously estimated interest on the related tax liability and a $150 million (after taxes of $102 million) charge reflecting the recalculation of the accounting effect of the LILO transactions and interest on the tax liability.
(b)	After taxes of $9 million and $19 million for the three months ended March 31, 2014 and 2013, respectively.

For the year 2014, the company confirms its previous forecast of earnings per share from ongoing operations in the range of $3.65 to $3.85 a share. Earnings per share from ongoing operations exclude a $0.02 a share benefit relating to the LILO transactions and the net mark-to-market effects of the CEBs.

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CON EDISON REPORTS 2014 FIRST QUARTER EARNINGS	page 2

The results of operations for the three months ended March 31, 2014, as compared to the 2013 period, reflect primarily changes in the rate plans of Con Edison’s utility subsidiaries, the weather impact on its steam delivery service, decreases in certain operations and maintenance expenses and increases in depreciation and property taxes, reflecting primarily the impact of higher utility plant balances. The results of operations also include the impact of the LILO transactions and the net mark-to-market effects of the CEBs.

Operations and maintenance expenses for CECONY primarily reflect a decrease in pension costs and lower surcharges for assessments and fees that are collected in revenues, offset in part by higher operating costs attributable to emergency response to weather related events.

The following table presents the estimated effect on earnings per share and net income for common stock for the 2014 period compared to the 2013 period, resulting from these and other major factors:

	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
Consolidated Edison Company of New York, Inc. (CECONY) (a)

Rate plans	$0.15	$43
Weather impact on steam revenues	0.04	13
Operations and maintenance expense	0.03	10
Depreciation and property taxes	(0.05)	(15)
Other	0.02	6

Total CECONY	0.19	57

Orange and Rockland Utilities (O&R) (a)	(0.03)	(9)

CEBs (b)	0.41	121

Other, including parent company expenses	—	—

Total variation	$0.57	$169

(a)	Under the revenue decoupling mechanisms in CECONY’s and O&R’s New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under the rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	These variations include an after-tax benefit in the 2014 period of $7 million or $0.02 a share compared to an after-tax charge in the 2013 period of $150 million or $0.51 a share relating to the LILO transactions. In addition, the variations include a tax benefit in the 2013 period of $15 million or $0.05 a share resulting from the acceptance by the Internal Revenue Service of the company’s claim for manufacturing tax deductions. The variations also include after-tax net mark-to-market gains of $11 million or $0.04 a share in the 2014 period and after-tax net mark-to-market gains of $26 million or $0.09 a share in the 2013 period.

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CON EDISON REPORTS 2014 FIRST QUARTER EARNINGS	page 3

Refer to the company’s First Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at March 31, 2014 and December 31, 2013 and the consolidated income statements for the three months ended March 31, 2014 and 2013. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure also is useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $12 billion in annual revenues and $41 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy services company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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